Exhibit 99.1

Park City Group Reports 24% Increase in Revenue, Increased Net Income for the Fiscal Fourth Quarter of 2020

Full-Year Recurring Revenue Up 13%; Sales of Hard-To-Source Items Drive 177% Fourth Quarter Increase in MarketPlace

Salt Lake City, UT – September 28, 2020 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies, today announced financial results for the fourth fiscal quarter and full year ended June 30, 2020.

Fourth Quarter Financial and Recent Business Highlights:

●
Total revenue increased to $5.8 million from $4.7 million, a 24% year-over-year increase resulting from both higher MarketPlace revenue and recurring SaaS revenue.
●
Operating expense increased 21% year-over-year due to higher Marketplace costs.
●
GAAP net income of $480,000 vs. $182,000.
●
Net income to common shareholders of $333,000 vs. $36,000.
●
EPS $0.02 vs. $0.00 in the prior year fourth quarter.

Randall K. Fields, Chairman and CEO of Park City Group commented, “Our stated goal for this year was to reduce our reliance on non-recurring license revenue and increase our recurring SaaS revenue, giving us greater visibility and predictability into our business. We anticipated this transition would take approximately two years, as certain customers continued to insist on buying rather than renting. However, we were able to effectively complete this transition in a single year. As a result, our recurring revenue has grown on a 11.4% CAGR over the past three years, and in the current year, it grew 13%. Our recurring revenue now exceeds our fixed non-MarketPlace costs. With the strongest balance sheet in our company’s history, and a growing base of recurring revenue, we are prudently positioned for success as the economy continues to improve from pandemic-related challenges.”

“Our strategy has been to utilize our unique MarketPlace offering to help customers source hard-to-find items, and demand for this continues as buyers struggle to identify safe, reliable and trusted suppliers,” continued Mr. Fields. “Our proven ability to connect fully vetted and compliant suppliers with eager buyers is resulting in incremental transaction revenue for us, resulting in record MarketPlace revenue. MarketPlace revenue growth in the quarter partially offset the pandemic related challenges in our ReposiTrak sales cycles due to slower decision-making on the part of our customers. However, the pandemic reinforces that more effective management of the supply chain is critical for our customers’ and their ability to sustain operations long term and we believe this realization will benefit our business in the long-term.”

“The increased revenue from MarketPlace and growth in recurring revenue enabled us to deliver another profitable year, strengthening our balance sheet and increasing our ability to navigate these unprecedented and uncertain times,” continued Mr. Fields. “In addition, MarketPlace has already facilitated future cross-selling opportunities in both compliance and supply chain. The pandemic may continue to impact our business in the short-term, though these challenges are largely mitigated by our base of recurring revenue. We are increasingly optimistic about our longer-term opportunities.”

Fourth Quarter Financial Results (three months ended June 30, 2020 vs. three months ended June 30, 2019):

Total revenue increased 23.9% to $5.8 million as compared to $4.7 million due to growth in MarketPlace revenue and a 10% increase in recurring revenue. Total operating expense was $5.3 million, a 20.8% increase from $4.4 million. GAAP net income was $480,000, or 8.3% of revenue, versus $182,000, or 3.9% of revenue, and GAAP net income to common shareholders was $333,000, or $0.02 per diluted share, compared to $36,000, or $0.00 per diluted share.

Full-Year Fiscal 2020 Results (12 months ended June 30, 2020 vs. 12 months ended June 30, 2019):

Total revenue declined 5.3% to $20.0 million for the year ended June 30, 2020, as compared to $21.2 million during the same period a year ago due to $3.7 million in one-time revenue that occurred in 2019 that did not repeat in 2020, partially offset by a $1.6 million increase in recurring revenue. Total operating expense was $18.6 million, an increase of 8.0% from $17.2 million last year. GAAP net income was $1.6 million, or 8.0% of revenue, versus $3.3 million, or 15.7% of revenue, a year ago, and GAAP net income to common shareholders was $1.0 million, or $0.05 per diluted share, compared to $3.3 million, or $0.16 per diluted share, a year ago.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:

Date: Monday, September 28th
Time: 4:15 p.m. ET (1:15 p.m. PT)
Toll-Free 1-877-407-9716
Toll/International 1-201-493-6779
Conference ID: 13710094

Replay Dial-In Numbers:
Toll-Free 1-844-512-2921
Toll/International 1-412-317-6671
From: 9/28/20 @ 7:15 p.m. Eastern Time
To: 10/28/20 @ 11:59 p.m. Eastern Time
Replay Pin Number: 13710094

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2019 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO
investor-relations@parkcitygroup.com

Or

FNK IR
Rob Fink
646.809.4048
rob@fnkir.com

PARK CITY GROUP, INC.
Consolidated Balance Sheets

Assets	June 30, 2020	June 30, 2019
Current Assets
Cash	$20,345,330	$18,609,423
Receivables, net of allowance for doubtful accounts of $251,954 and $145,825 at June 30, 2020 and 2019, respectively	4,007,316	3,878,658
Contract asset – unbilled current portion	2,300,754	3,023,694
Prepaid expense and other current assets	495,511	1,037,099

Total Current Assets	27,148,911	26,548,874

Property and equipment, net	3,003,402	2,972,257

Other Assets:
Deposits, and other assets	22,414	17,146
Prepaid expense – less current portion	77,030	-
Contract asset – unbilled long-term portion	838,726	1,659,110
Operating lease – right-of-use asset	781,137	-
Customer relationships	657,000	788,400
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	18,539	70,864

Total Other Assets	23,278,732	23,419,406

Total Assets	$53,431,045	$52,940,537

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$407,497	$530,294
Accrued liabilities	1,123,528	1,399,368
Contract liability - deferred revenue	1,845,347	1,917,787
Lines of credit	4,660,000	4,660,000
Operating lease liability - current	85,767	-
Current portion of notes payable	310,242	295,168
Current portion of paycheck protection program loans	479,866	-

Total current liabilities	8,912,247	8,802,617

Long-term liabilities
Operating lease liability – less current portion	695,369	-
Notes payable, less current portion	610,512	920,754
Paycheck protection program loans	629,484	-

Total liabilities	10,847,612	9,723,371

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at June 30, 2020 and 2019;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at June 30, 2020 and 2019, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 19,484,485 and 19,793,372 issued and outstanding at June 30, 2020 and 2019, respectively	194,847	197,936
Additional paid-in capital	75,271,097	76,908,566
Accumulated deficit	(32,890,889)	(33,897,714)

Total stockholders’ equity	42,583,433	43,217,166

Total liabilities and stockholders’ equity	$53,431,045	$52,940,537

PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Years Ended June 30,
	2020	2019

Revenue	$20,038,054	$21,169,608

Operating expense:
Cost of revenue and product support	6,997,424	5,830,084
Sales and marketing	5,775,309	6,006,597
General and administrative	4,948,443	4,742,205
Depreciation and amortization	838,866	601,433
Total operating expense	18,560,042	17,180,319

Income from operations	1,478,012	3,989,289

Other income (expense):
Interest income	224,908	247,059
Interest expense	(67,732)	(42,684)
Gain (loss) on disposition of investment	-	(148,548)

Income before income taxes	1,635,188	4,045,116

(Provision) for income taxes	(41,919)	(142,710)

Net income	1,593,269	3,902,406

Dividends on Preferred Stock	(586,444)	(586,443)

Net income applicable to common shareholders	$1,006,825	$3,315,963

Weighted average shares, basic	19,651,000	19,849,000
Weighted average shares, diluted	19,863,000	20,368,000
Basic earnings per share	$0.05	$0.17
Diluted earnings per share	$0.05	$0.16

PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$1,593,269	$3,902,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	803,002	601,433
Amortization of operating right of use asset	81,604	-
Stock compensation expense	399,681	551,881
Bad debt expense	800,000	510,000
Decrease (increase) in:
Trade receivables	(205,718)	312,283
Long-term receivables, prepaids and other assets	1,279,674	(383,703)
Increase (decrease) in:
Accounts payable	(122,797)	(960,140)
Accrued liabilities	(278,255)	462,194
Operating lease liability	(81,605)	-
Deferred revenue	(72,716)	(417,499)

Net cash provided by operating activities	4,196,139	4,578,855

Cash flows from investing activities:
Purchase of property and equipment	(650,422)	(1,447,880)
Sale of long-term investments	-	477,884

Net cash used in investing activities	(650,422)	(969,996)

Cash flows from financing activities:
Proceeds from employee stock purchase plans	120,923	-
Proceeds from exercises of options and warrants	-	164,997
Proceeds from issuance of note payable	1,109,350	1,268,959
Net increase in lines of credit	-	1,430,000
Dividends paid	(586,444)	(439,833)
Common stock buy-back	(2,158,471)	(482,406)
Payments on notes payable and capital leases	(295,168)	(1,833,592)

Net cash provided by (used in) financing activities	(1,809,810)	108,125

Net increase in cash and cash equivalents	1,735,907	3,716,984

Cash and cash equivalents at beginning of period	18,609,423	14,892,439

Cash and cash equivalents at end of period	$20,345,330	$18,609,423